SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12

                         Firetector Inc. (File No. 0-17580)
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules
14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                 Firetector Inc.
                                262 Duffy Avenue
                           Hicksville, New York 11801



Dear Stockholder:

                  You are cordially invited to attend the Special Meeting of the Stockholders of Firetector Inc., a Delaware corporation (the "Company" or "Firetector") to be held at the offices of Dolgenos Newman & Cronin LLP, 96 Spring Street, 8th Floor, New York, New York 10012, on September 23, 1998 at 11:00 a.m.

                  As you are aware, Firetector's common stock is listed for quotation on the Nasdaq SmallCap Market. Recently, Firetector shares have been trading at prices less than $1.00 per share. One of Nasdaq's criteria for maintaining the SmallCap listing requires that the shares trade at a minimum bid price of $1.00 per share. Your Board of Directors has determined that a reverse split of the stock is the best method of returning the stock to this level. Your Board remains convinced that the current market price of the stock represents a serious undervaluation, however, action is required to maintain the SmallCap listing and the liquidity it provides to stockholders.

                  At the meeting you will be asked to consider and vote upon an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock such that every three (3) shares of Common Stock outstanding would be converted into one (1) share of new Common Stock.

                  Your vote is important. We urge you to complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Meeting and vote in person, even if you have previously returned your proxy card.

                                Sincerely yours,


                            Daniel S. Tamkin, Chairman

                            Joseph Vitale, President and Chief Operating Officer

                                 Firetector Inc.
                                262 Duffy Avenue
                           Hicksville, New York 11801

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To be held on September 23, 1998


To the Stockholders of
  Firetector Inc.

                  Notice is hereby given that a Special Meeting of Stockholders of Firetector Inc., a Delaware corporation ("Firetector") will be held at 11:00 a.m., local time, on September 23, 1998 at the offices of Dolgenos Newman & Cronin LLP, 96 Spring Street, 8th Floor, New York, New York, for the following purposes:

                  (1) To approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock such that every three (3) shares of Common Stock outstanding would be converted into one (1) share of Common Stock.


                  (2) To conduct such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

                  Only record holders of Common Stock at the close of business on August 28, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

                  To ensure that your vote will be counted, please complete, sign, date and return the Proxy in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. You may revoke your proxy by notifying the secretary of the company in writing at any time before it has been voted at the Special Meeting.


                                              By Order of the Board of Directors


                                              Dennis P. McConnell
                                              Secretary, Firetector Inc.
August 31, 1998
Hicksville, New York


                  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN
TO BE PRESENT AT THE SPECIAL MEETING.

                                 FIRETECTOR INC.



                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 23, 1998


         THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRETECTOR INC.

         If properly signed and returned and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy in favor of the proposal to amend the Company's Certificate of Incorporation to effect a reverse split of Firetector's common stock (the "Reverse Split") as recommended by the Board of Directors unless contrary instructions are given. At any time before it is voted, each proxy granted may be revoked by the stockholder by a later dated proxy, by written revocation addressed to the Secretary of Firetector Inc. at the address below or by voting by ballot at the Special Meeting.

         The Company's principal executive offices are located at 262 Duffy Avenue, Hicksville, New York 11801. This proxy statement and the accompanying proxy are being sent to stockholders on or about August 31, 1998. ANY PROXY MAY BE REVOKED IN PERSON AT THE SPECIAL MEETING, BY SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE TIME THE PROXY IS VOTED.

                                VOTING SECURITIES

         The Board has fixed the close of business on August 28, 1998 as the record date (the "Record Date") for determination of stockholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, the Company had outstanding 4,713,287 shares of Common Stock. The Common Stock is entitled to vote on the proposed Reverse Split. The holders of a majority of the Common Stock constitute a quorum for those portions of the Special Meeting where action is required of holders of Common Stock.

                         ACTION TO BE TAKEN UNDER PROXY

         All proxies for holders of Common Stock in the accompanying form that are properly executed and returned will be voted at the Special Meeting and any adjournments thereof in accordance with any specifications thereon or, if no specifications are made, will be voted in favor of the proposal of an amendment to the Restated Certificate of Incorporation of the Company, effecting the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's outstanding Common Stock at July 31, 1998 of (i) each beneficial owner of more than five percent of the Common Stock, (ii) each of the Company's Directors, and (iii) all Officers and Directors of the Company as a group.

          Common Stock Beneficially Owned At July 31, 1998

                                     Number of Shares     Percent of Shares
                                     --------------------------------------
Mirtronics Inc.(1)                        3,289,634              55.3%
Gentera Capital Corp.(2)                    500,000               9.8%
Daniel S. Tamkin (3)                        368,200               7.3%
Joseph Vitale (4, 5)                         36,375                nil
Henry Schnurbach (5)                         11,000                nil
John A. Poserina (4, 5)                      27,500                nil
Dennis P. McConnell (5, 6)                    5,000                nil
All Executive Officers and
Directors as a Group (5 Persons)            448,075               8.9%
----------
     (1) Includes 1,240,000 shares of Common Stock issuable upon exercise of presently exercisable options held by Mirtronics and conversion of debt owed to Mirtronics and convertible into shares of Common Stock. Address is 106 Avenue Road, Toronto, Ontario.

     (2) Includes 400,000 shares of Common Stock issuable upon exercise of presently exercisable options. Address is 106 Avenue Road, Toronto, Ontario.

     (3) Includes 308,200 shares of Common Stock issuable upon exercise of presently exercisable options; of these options, 17,500 were granted by the Company and 290,700 were acquired from Mirtronics. Address is 106 Avenue Road, Toronto, Ontario.

     (4) Address is 262 Duffy Avenue, Hicksville, NY.

     (5) Issuable upon exercise of presently exercisable options.

     (6) Address is 96 Spring Street, New York, NY.

              APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION
               TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

GENERAL

         The Board of Directors of the Company has unanimously approved, and is hereby soliciting stockholder approval of, an amendment to the Company's Certificate of Incorporation, in the form of Exhibit "A" attached to this Proxy Statement (the "Amendment"), effecting the Reverse Split with respect to all issued shares of Common Stock. As a result of the Reverse Split, every three (3) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the Amendment with the Delaware Secretary of State (the "Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

         The Certificate of Incorporation of the Company, as amended to date, provides for 25,000,000 authorized shares of Common Stock, par value $.001 per share; 4,713,287 of which were issued and outstanding as of the Record Date, and 2,000,000 shares of Preferred Stock, par value $.01, of which none were issued and outstanding as of the Record Date.

         In order to effect the Reverse Split, the stockholders are being asked to approve the Amendment. The Board of Directors of the Company believes that the Reverse Split is in the best interests of both the Company and its stockholders and has approved the Reverse Split. The Board of Directors of the Company reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the Reverse Split if at any time prior to its effectiveness it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

EFFECTS OF THE REVERSE SPLIT

         If effected, the Reverse Split would reduce the number of outstanding shares of Old Common Stock from 4,713,287 as of the Record Date of the Special Meeting (August 28, 1998) to approximately 1,571,096 shares of New Common Stock as of the Effective Date. (The foregoing assumes no issuances of Common Stock between said Record Date and the Effective Date.) The Reverse Split would have no effect on the number of authorized shares of either the Common Stock or Preferred Stock or the par value of the stock and each share of New Common Stock will continue to entitle its holder to one vote.

         All outstanding options, warrants, rights and convertible securities that include provisions for adjustments in the number of shares covered thereby, and the exercise or conversion price thereof, would be appropriately adjusted for the Reverse Split automatically on the Effective Date. The Reverse Split would not affect any stockholder's proportionate equity interest or proportional voting power in the Company except for those stockholders whose holdings will be rounded up or down in lieu of fractional shares. None of the rights currently accruing to holders of the Company's Common Stock, or options or warrants to purchase Common Stock, will be affected by the Reverse Split.

         The Reverse Split will result in some stockholders holding odd lots of the Company's Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs may increase for those stockholders who will hold odd lots after the Reverse Split.

         Although the Board of Directors believes as of the date of this Proxy Statement that the Reverse Split is advisable, the Reverse Split may be abandoned by the Board of Directors at any time before, during or after the Special Meeting and prior to the Effective Date.

         The Board of Directors may make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Delaware Secretary of State and give effect to the Reverse Split.


REASONS FOR THE REVERSE SPLIT

         The Board of Directors believes that the Reverse Split is beneficial to the Company and the stockholders. The principal reason for the Reverse Split is the desire to remain eligible for listing on the NASDAQ SmallCap Market. Failure to maintain a bid price in excess of $1.00 per share could result in the future delisting of the Common Stock on the NASDAQ SmallCap Market, which might adversely affect the trading in and liquidity of the Common Stock. The Company's trading symbol will remain unchanged (FTEC).

The high and low bid and ask quotations for the Common Stock for each fiscal quarter for the last two complete fiscal years and the fiscal quarters subsequent to fiscal year end have been as follows:

Quarter Ended                    BID                       ASK
                          High        Low            High       Low
                        ---------------------------------------------
December 31, 1995        1 5/8       15/16         1 3/4      1 1/8
March 31, 1996           1 1/2      1 1/8          1 5/8      1 1/4
June 30, 1996            2 3/8      1 3/16         2 7/16     1 1/4
September 30, 1996       2 1/4      1 1/2          2 5/16     1 5/8
December 31, 1996        1 3/4        7/8          1 13/16    1 1/16
March 31, 1997           1 15/16    1              2 1/32     1 1/32
June 30, 1997            1 5/8      1 1/8          1 23/32    1 3/8
September 30, 1997       1 9/32       15/16        1 1/2      1
December 31, 1997        1 1/8        5/8          1 3/16       13/16
March 31, 1998           1 1/4        3/4          1 5/16       7/8
June 30, 1998            1 1/4        25/32        1 5/16       13/16

         By reason of the Reverse Split, the market value of a share of Common Stock may increase to a level above the current market trading price. Failure to maintain a closing bid price in excess of $1.00 per share following the Reverse Split could result in the future delisting of the Company's Common Stock from the NASDAQ SmallCap Market, which might adversely affect the trading in and liquidity of such shares. While the Board of Directors believes that the shares of Common Stock will trade at higher prices than those which have prevailed in recent months, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split since there are numerous factors and contingencies which could affect such price. No assurance can be given that the Company will continue to meet the listing requirements for the NASDAQ SmallCap Market following the Reverse Split.


MECHANICS OF REVERSE SPLIT

         If the Reverse Split is approved by the requisite vote of the Company's stockholders, the Amendment will be filed no later than September 25, 1998 and the Reverse Split will thus be effected, unless abandoned by the Board of Directors as described above. Upon filing of the Amendment, every three (3) issued and outstanding shares of Old Common Stock will, immediately following filing of the Amendment, be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of New Common Stock.

         As soon as practical after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to American Stock Transfer & Trust Company, the Company's transfer agent in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the Reverse Split.
CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY.

         Until a stockholder forwards a completed letter of transmittal together with certificates representing his shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the Reverse Split.

         No scrip or fractional certificates will be issued in the Reverse Split. Instead, the Company will round up or round down to the nearest whole number of shares. Share holdings which as a consequence of the Reverse Split result in fractional positions of (i) greater than .5 shares will be rounded up, and (ii) less than .5 shares will be rounded down, to the nearest whole number of shares of New Common Stock in lieu of fractional shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

         This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Split on his or her own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

         No ruling from the Internal Revenue Service ("Service") nor opinion of counsel will be sought or obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         The Company believes that the Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the Reverse Split. A stockholder of the Company who exchanges his or her Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common received from the Company will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange.


NO DISSENTERS' RIGHTS

         Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the Reverse Split.


VOTE REQUIRED

         The approval of the Amendment to the Company's Restated Certificate of Incorporation effecting the Reverse Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon at the Special Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

                                 OTHER BUSINESS

     The proxy confers discretionary authority on the proxies with respect to any other business which may come before the Special Meeting. The Board of Directors of Firetector knows of no other matters to be presented at the Special Meeting. The persons named in the proxy will vote the shares for which they hold proxies according to their best judgment if any matters not included in this Proxy properly come before the meeting, unless the contrary is indicated.